EXHIBIT 99.1

Contact:	Jon F. Weber
(914) 242-7700
FOR IMMEDIATE RELEASE
AMERICAN REAL ESTATE PARTNERS, L.P.
APPOINTS CHIEF FINANCIAL OFFICER
Mount Kisco, New York, November 16, 2005 - American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) announced today that Jon F. Weber, the President of AREP’s general partner, American Property Investors, Inc. (“API”), would assume the additional role of Chief Financial Officer of API effective as of November 16, 2005, replacing John P. Saldarelli, who will serve as Chief Financial Officer of AREP’s real estate unit. Since 1990, Mr. Saldarelli and his team have managed the finances of AREP’s real estate business and assumed the additional responsibility for reporting and controls at the AREP holding company level. Commenting on the appointments, Carl C. Icahn, Chairman of the Board of API, said “As AREP has become larger with more diverse operating activities we see a benefit to having dedicated accounting and finance teams for each of our core businesses in addition to a corporate team handling overall control, reporting and oversight.”
As Chief Financial Officer of AREP’s real estate unit, Mr. Saldarelli will oversee financing, divestitures and investments, as well as implement metrics, budgeting and reporting appropriate to AREP’s net lease, development and other real estate activities. Mr. Saldarelli has more than 25 years of real estate finance experience. Prior to serving as API’s Chief Financial Officer, Mr. Saldarelli served as President of Bayswater Realty Brokerage Corp. and Vice President of Bayswater Realty & Capital Corp. He is a certified public accountant and holds a Bachelor’s degree in Business Administration from Long Island University.
Mr. Weber joined API as President in April 2005. He will continue to focus on AREP’s disclosure and reporting as well as the development and implementation of forecasting and performance management. Prior to joining API, Mr. Weber served as Chief Financial Officer and Head of Portfolio Company Operations for Icahn Associates Corp. Previously, Mr. Weber served as Chief Financial Officer for two venture-backed companies. Earlier in his career, Mr. Weber was an investment banker for 11 years, including roles as a Managing Director at JP Morgan Chase and Executive Director at Morgan Stanley. Mr. Weber began his career as a corporate lawyer following his graduation from Harvard Law School cum laude in 1985. He also holds a Masters in Business Administration and a Bachelor’s degree in business administration, magna cum laude, from Babson College.
American Real Estate Partners, L.P., a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include home fashion; gaming; oil and gas exploration and production; and real estate.